AMENDING AGREEMENT NO. 2
THIS AMENDING AGREEMENT made effective as of the 12th day of March, 2015.
BETWEEN:
ONCOYLYTICS BIOTECH INC.,
("ONCOLYTICS")
- and -
MATTHEW C. COFFEY,
(the "Employee")
WHEREAS the Employee is an officer of Oncolytics whose terms of employment are set forth in the Executive Employment Agreement ("Employment Agreement") dated effective January 1, 2013;
AND WHEREAS Oncolytics and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
Section 1 – Amendments

The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Commencing January 1, 2015, Oncolytics shall pay to the Employee a salary of THREE HUNDRED EIGHTY THOUSAND ONE HUNDRED SEVEN DOLLARS AND THIRTY-FIVE CENTS ($380,107.35) CANADIAN per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of FIFTEEN THOUSAND EIGHT HUNDRED THIRTY-SEVEN DOLLARS AND EIGHTY ONE CENTS ($15,837.81) CANADIAN on the 15th and last day of each month.”

Section 2 – Effective Date

(1)    This Amending Agreement shall be effective from and after January 1, 2015.

(2)    In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

ONCOLYTICS BIOTECH INC.
Per:	/s/ Brad Thompson
Brad Thompson, Ph.D. Chief Executive Officer
Per:	/s/ Kirk Look
Kirk Look Chief Financial Officer

/s/ Margaret Kowalczewski	/s/ Matthew C. Coffey
WITNESS	MATTHEW C. COFFEY